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                                                                    EXHIBIT 10.8



TO:  Bob Cramer

FROM:  Bob DiProva

DATE:  January 20, 1997

SUBJECT:  Changes


This will serve to document our recent discussions concerning the Company, the current financial condition, and the need to continue to minimize costs.

The following has been agreed to:

- My employment with the Company will be terminated for other than good cause reasons (personnel reduction), effective February 15, 1997;

- I will agree to a lump sum payment of $60,000 payable on or before January 31, 1997 in lieu of one (1) year's base salary as provided for in the Severance Agreement, dated September 1, 1995, between myself and the Company. In addition I will continue to receive regular compensation through February 15th;

- I will be granted 5,000 stock options at $2.25 per share as previously approved at the December 19th board meeting. These are to be fully vested and immediately exerciseable with a ten (10) year term; if, however it is decided that the accelerated vesting provision is not achievable at this time then I am willing to forfeit these options in return for the granting of 5000 new options as a consultant with immediate vesting to be approved at the next board meeting;

- It is understood that the Company will issue a press release announcing the change as well as other changes at the time of the 3rd quarter financial results release. It is anticipated the release will be issued during the week of January 27th;

- It is understood that starting in early February I will be granted time to begin my search for a new position on a limited basis.

I believe this covers the major points of agreement. Please indicate your acceptance of these terms by signing in the designated space below.



/s/ Robert A. DiProva                            /s/ Robert S. Cramer
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Robert A. DiProva                                Robert S. Cramer